Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:

Anne Bowdidge
Senior Director of Investor Relations

650-808-6551

CoTherix, Inc. Reports Fourth Quarter and Year-End 2004 Results

South San Francisco, Calif., March 9, 2005. CoTherix, Inc. (Nasdaq: CTRX) today reported its results for the fourth quarter and fiscal year ended December 31, 2004.

"2004 was a remarkable year for CoTherix with the filing of the NDA in June and orphan product designation and priority review in August, which culminated in FDA approval for Ventavis in December," said Donald J. Santel, Chief Executive Officer of CoTherix. "We have a team with an impressive track record of achieving our objectives which, along with the successful completion of our IPO and follow-on offering, positions us well for the launch of Ventavis in the second quarter of 2005."

During the fourth quarter of 2004 operating expenses were $6.7 million, compared to $7.8 million, for the same period in 2003. Operating expenses for the fourth quarter of 2003 reflected a $5.3 million milestone payment for the consummation of the licensing agreement with Schering AG for Ventavis® (iloprost) Inhalation Solution. Without the effect of this milestone payment, operating expenses for the fourth quarter of 2004 were higher due to increased clinical and regulatory activities and expansion of the employee base to support overall corporate growth, as well as the impact of CoTherix becoming a publicly traded company in October 2004. Operating expenses for the year ended December 31, 2004 were $38.3 million, compared to $11.6 million in the 2003 period. The increase year over year was due to a $7.0 million milestone payment to Schering AG upon the FDA's acceptance of the Ventavis New Drug Application (NDA) filing and costs related to infrastructure growth to support the development of Ventavis, including regulatory, pre-marketing, clinical and operational activities and expansion of the employee base to support overall corporate growth.

For the fourth quarter of 2004, the net loss was $6.5 million, compared to a net loss of $8.4 million for the same period in 2003. Net loss for the year ended 2004 was $37.8 million, compared to $12.6 million, for the same period in 2003.

As of December 31, 2004, CoTherix had cash and cash equivalents of $43.3 million. Additionally, in February 2005, the Company completed a follow-on offering with net proceeds of approximately $34.9 million from the sale of 4.25 million shares of common stock. The Company had 23,944,134 shares outstanding after the completion of the offering.

Net loss applicable to common stockholders for the fourth quarter of 2004 was $6.5 million, or a net loss of $0.41 per share, compared to a loss of $20.1 million, or a net loss of $29.79 per share for the same period in 2003. Net loss applicable to common stockholders for the year ended 2004 was $62.8 million, or a net loss of $13.39 per share, compared to a loss of $27.0 million, or a net loss of $59.49 per share, for the same period in 2003. Included in the net loss applicable to common stockholders for the fourth quarter and year ended 2003 were $11.7 million and $14.3 million, respectively, of non-cash, deemed dividend resulting from the beneficial conversion feature on the Company's Series C preferred stock issued in October and November 2003. Included in the net loss applicable to common stockholders for the year ended 2004 was $25.0 million of non-cash, deemed dividend resulting from the beneficial conversion feature on the Company's Series C preferred stock issued in February 2004. Included in the net loss applicable to common stockholders for the fourth quarter and year ended 2004 were $4 thousand and $60 thousand, respectively, of accretion to the redemption value of the Company's redeemable convertible preferred stock. Included in the net loss applicable to common stockholders for the fourth quarter and year ended 2003 were $18 thousand and $18 thousand, respectively, of accretion to the redemption value of the Company's redeemable convertible preferred stock. Upon the closing of CoTherix's initial public offering (IPO) on October 20, 2004, all shares of redeemable convertible preferred stock were converted into common stock, and accordingly, CoTherix ceased accreting the redemption value.

The net loss per share amounts for the fourth quarter and years ended 2004 and 2003 were computed based on the shares of common stock outstanding during the periods. Net loss per share for the fourth quarter and year ended 2004 includes the effect of the 5.0 million shares of common stock issued in CoTherix's IPO on October 20, 2004 and the 13.0 million shares of common stock issued upon the conversion of the preferred stock in conjunction with the IPO. On a pro forma basis, assuming the conversion of all the preferred stock from the original dates of issuance, net loss would have been $0.35 per share and $4.43 per share for the fourth quarters ended 2004 and 2003, respectively, and a net loss of $3.68 per share and $6.16 per share for the years ended 2004 and 2003, respectively.

2005 Outlook

The Company expects operating expenses to grow to approximately $48 to 53 million due to the required investment for launch and infrastructure to operate as a public company. The guidance for 2005 operating expenses excludes cost of goods, potential in-licensing activities and the impact of Financial Accounting Standards Board No.123(R), Share-Based Payment, which we plan to adopt in the third quarter of 2005. The Company's gross margin for 2005 is expected to be in the high 60's, which includes our royalty to and our purchase of product from Schering AG, as well as various distribution costs.

Recent Highlights

Ventavis (iloprost) Inhalation Solution

  Obtained U.S. Food and Drug Administration (FDA) approval of Ventavis for the treatment of pulmonary arterial hypertension (PAH) (World Health Organization Group I) in patients with NYHA Class III or IV symptoms.

  Completed recruitment of 23-person Ventavis sales force to reach the 500 to 600 highest-prescribing cardiologists and pulmonologists in the U.S.

  Initiated reimbursement discussions with government and private payers for Ventavis and introduced the Ventavis Early Patient Enrollment Program to initiate the process of reimbursement assessment and clearance for patients.
  Selected Accredo Health, Inc. and Priority Healthcare Corporation as full service, specialty-pharmacy providers for Ventavis.
  Announced positive clinical data from STEP trial showing that the combination of Ventavis added to Tracleer® (bosentan) therapy was well tolerated and provided clinical benefit in patients with PAH.

Corporate and Operational Highlights

  Entered into a supply agreement with Profile Drug Delivery, a subsidiary of Respironics, Inc., to provide the ProDose™ Adaptive Aerosol Delivery device for the U.S. launch of Ventavis.

  Determined, based on FDA discussions, that the Company will submit a supplemental NDA for the I-Neb™ a handheld, battery-operated pulmonary delivery device, based on in vitro data and we expect a six-month review.

  Raised net proceeds of approximately $34.9 million through a follow-on offering.

  Appointed David Gryska to the Board of Directors and as Chairman of the Audit Committee.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix's Ventavis® (iloprost) Inhalation Solution was approved by the FDA in December 2004 for the treatment of pulmonary arterial hypertension, a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs, in patients with NYHA Class III or IV symptoms. Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a trademark of Schering AG, Germany. More information can be found at www.cotherix.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, intentions or strategies, including, without limitation, our expectations regarding our operating expenses, gross margins, royalty and product and distribution costs. The press release also includes forward-looking statements regarding the potential for combination therapy of Ventavis added to Tracleer in treating patients with PAH, potential FDA approvals related to the I-Neb, FDA regulatory matters and product approvals. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. The results of initial clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We can not guarantee that data collected from clinical trials of any product candidate will be sufficient to support FDA or other regulatory approval. We are at an early stage of development and have not generated any revenues, and may not generate any significant future revenues. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the "Risk Factors" section of our Registration Statement on Form S-1 filed on January 20, 2005 and the related prospectus filed pursuant to Rule 424(b)(4) on February 10, 2005.

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CoTherix, Inc.
Condensed Statements of Operations
(All amounts in thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003 (2)	2004	2003 (2)
	(unaudited)		(unaudited)
Grant revenue	$ -	$ -	$ -	$ 15

Operating expenses:
Research and development	3,183	613	15,577	2,063
Sales, general and administrative	2,383	1,310	7,840	2,830
Acquired product rights	-	5,250	7,150	6,065
Amortization of employee stock-based compensation	1,104	656	7,688	656
Total operating expenses	6,670	7,829	38,255	11,614

Loss from operations	(6,670)	(7,829)	(38,255)	(11,599)
Interest and other income and (expenses), net	191	(531)	459	(1,029)

Net loss	(6,479)	(8,360)	(37,796)	(12,628)

Accretion to redemption value of
redeemable convertible preferred stock	(4)	(18)	(60)	(18)

Deemed dividend upon issuance of Series C redeemable convertible preferred stock and issuance of common stock upon exchange of convertible preferred warrants	-	(11,675)	(24,987)	(14,332)

Net loss attributable to common stockholders	$ (6,483)	$ (20,053)	$ (62,843)	$ (26,978)

Basic and diluted net loss per share attributable to common stockholders	$ (0.41)	$ (29.79)	$ (13.39)	$ (59.49)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	15,823,634	673,094	4,692,097	453,509
Pro forma basic and diluted net loss per share attributable to common stockholders	$ (0.35)	$ (4.43)	$ (3.68)	$ (6.16)

Weighted average shares used to compute pro forma basic and diluted net loss per share attributable to common stockholders (1)	18,426,689	4,522,653	17,064,557	4,382,498

(1) The pro forma basic and diluted loss per share is calculated by dividing the net loss, plus the deemed dividend resulting from the beneficial conversion feature on Series C preferred stock, by the weighted average common shares outstanding during the period assuming the conversion of the preferred stock from the later of the original date of issuance or the beginning of the period.

(2) The condensed statement of operations as of December 31, 2003 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements.

CoTherix, Inc.
Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2004	2003
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$ 43,251	$ 20,549
Prepaids and other current assets	876	630
Total current assets	44,127	21,179

Restricted cash	144	53
Property and equipment, net	1,139	111
Acquired product rights	9,000	-
Total assets	$ 54,410	$ 21,343

LIABILITIES AND REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities	$ 4,207	$ 1,101
Deferred acquired product rights	9,000	-
Long-term liabilities	299	-
Redeemable convertible preferred stock	-	40,291
Total stockholders' equity (deficit)	40,904	(20,049)

Total liabilities and stockholders' equity (deficit)	$ 54,410	$ 21,343

(1) The condensed balance sheet as of December 31, 2003 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements.